Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

    This Amendment is entered into as of March 3, 2026 (the "Amendment Effective Date"), by and between East West Bancorp, Inc. ("Company") and Douglas Krause ("Employee"), and amends that certain Employment Agreement dated as of September 17, 1999 (as amended from time to time, the "Employment Agreement")

    The following terms and conditions of the Employment Agreement are hereby modified as of the Amendment Effective Date:

1.Section 3.1 (Term) of the Agreement is hereby modified in its entirety to read as follows:
This term of employment under this Agreement shall terminate on March 5, 2029, unless extended by mutual agreement of the parties, or unless earlier terminated by either party as expressly provided in the Agreement.

2.Except as expressly agreed to herein, the Employment Agreement shall remain in force and effect.

EAST WEST BANCORP, INC.
/s/ GARY TEO
Gary Teo
Chief Human Resources Officer

/s/ DOUGLAS KRAUSE
Douglas Krause